UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 14, 2012

LITHIUM EXPLORATION GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-175883	06-1781911
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

3200 N. Hayden Road, Suite 235, Scottsdale, Arizona	85251
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (480) 641-4790

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Effective August 14, 2012, Lithium Exploration Group, Ltd., (“we”, “us”, “our”) entered into an option agreement with GD Glottech-International, Limited (“GD International”) to protect our license and distribution rights in the event that GD-Glottech-USA, LLC (“GD USA) is unable to perform and honor the obligations contingent to a letter agreement dated November 8, 2011.

Pursuant to the terms of the option agreement, we are required to provide an initial of $150,000 to be held in escrow for the option to obtain a license on the patent rights, as set forth in the option agreement. We exercised this option agreement on September 1, 2012 and released the funds to GD International.

Given pending litigation against GD USA, and the uncertainties naturally inherent of any litigation (particularly as to outcome and timing thereof), we have moved to assure continuity of our licensing rights through entering into, and exercising, this option to contract directly with the technology inventor and patents owner, GD International. Thus, regardless of the outcome of the litigation, or indeed any action or inaction of GD USA, our interest in the technology is assured. As the fate of the current prototype is dependent upon the litigation, development of the next-generation prototype will begin shortly under the direction of the technology inventor.

The description of the option agreement contained in this Item 1.01 is a summary and is qualified in its entirety by reference to the copy of the option agreement is attached hereto as an exhibit, and which is incorporated herein by reference.

Item 9.01	Financial Statement and Exhibits

10.1	Option Agreement with GD Glottech-International, Limited dated August 14, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LITHIUM EXPLORATION GROUP, INC.

/s/ Alexander Walsh
Alexander Walsh
President and Director

Dated: September 4, 2012